Collective Brands Reports First Quarter 2008 Financial Results

Net Earnings $19.7 Million, $0.31 per Share; Net Earnings $42.2 Million, $0.67 per Share Excluding Litigation Charge(1)

TOPEKA, KS -- 06/04/2008 -- Collective Brands, Inc. (NYSE: PSS) today reported financial results for the first quarter ended May 3, 2008. First quarter 2008 net earnings were $19.7 million, or $0.31 per diluted share including a $30 million pre-tax charge, or $0.36 per share, related to loss contingencies associated with litigation. Excluding the litigation charge, Collective Brands' first quarter 2008 net earnings(1) were $42.2 million, or $0.67 per diluted share. Excluding the litigation charge and $3.5 million pre-tax, or $0.04 per diluted share, for the flow through of inventory recorded at fair value (i.e. purchase accounting inventory step-up), net earnings(1) for the first quarter of 2008 were $44.7 million, or $0.71 per diluted share. In the first quarter of 2007, the Company reported net earnings of $38.9 million or $0.59 per diluted share.

Collective Brands' first quarter 2008 net sales were $932.4 million, up 28.0%, and include the addition of Stride Rite. Net sales for Payless and Stride Rite were $692.8 million and $239.6 million, respectively, for the first quarter of 2008. Comparable store sales(2) declined 6.5% due primarily to lower traffic as a result of a slowdown in consumer spending linked to the economic environment combined with an earlier Easter.

"Our operating results in the first quarter of 2008 demonstrate the strength of the Collective Brands new business model, which offers diversity in price points, brands, selling channels and geographies," said Matthew E. Rubel, Chairman, Chief Executive Officer and President. "Several areas of the Company reported strong growth. International and wholesale sales increased with particular strength in Payless Latin America, Sperry Top-Sider, and Saucony. In addition, we effectively managed our retail inventories to keep them fresh and controlled our costs to produce good first quarter results and position us well for the future. In addition to our earnings performance, we also generated strong cash flow and we intend to continue to use cash flows from mature businesses to accelerate growth opportunities that our retail, wholesale and licensing platforms provide."

The gross margin rate for the first quarter of 2008 was 32.7%. Included in gross margin were $30 million of litigation and $3.5 million of purchase accounting inventory step-up charges; excluding the charges, the gross margin rate was 36.3%(1). The Payless merchandise margin rate increased again in the first quarter of 2008 compared to the same period last year reflecting the successful execution of the Company's strategies to achieve higher average unit retail prices and increase direct sourcing of Payless products. In addition to the effects of litigation and inventory step-up charges, Collective Brands' first quarter 2008 gross margin rate declined from 36.9% last year due to the de-leveraging of fixed costs such as rent and other occupancy costs as a result of lower Payless sales.

Selling, general and administrative (SG&A) expenses were 28.3% of sales in the first quarter of 2008 versus 28.8% in the prior year period, a decrease of 50 basis points. The improvement was primarily due to the impact of Stride Rite's lower SG&A rate and Payless expense reductions, partially offset by the impact of lower comparable sales at Payless. SG&A expenses were $263.8 million in the first quarter of 2008, up $53.9 million versus the prior year period due to the addition of Stride Rite.

Net interest expense in the first quarter of 2008 was $17.2 million compared to net interest expense of $0.1 million last year. The change was due to the use of cash and short-term investments and an increase in borrowings to fund the acquisition of Stride Rite.

The income tax rate for first quarter 2008 was 9.6%, including discrete items of $1.3 million, compared to an income tax rate of 32.0% for the first quarter of 2007. The effective income tax rate for the full year is expected to be approximately 16% compared to previous guidance of 30%, excluding discrete items. The lower income tax rate for first quarter 2008 versus first quarter 2007, and the full year 2008 effective tax rate versus prior guidance are primarily due to a lower percentage of earnings in high-tax jurisdictions and a higher percentage of earnings in lower-tax jurisdictions, together with inherent tax efficiencies gained through the Stride Rite acquisition. These tax efficiencies are expected to have a long-term favorable impact to cash flow.

Collective Brands ended first quarter 2008 with $231.4 million in cash and short-term investments compared to $327.5 million at the end of first quarter 2007. Total debt in first quarter 2008 was $920.5 million primarily related to the acquisition of Stride Rite.

Collective Brands inventory was $481.5 million at the end of first quarter 2008, up $99.8 million compared to the same period last year due primarily to the addition of $130.7 million of Stride Rite inventory. Payless in-store inventory was down 10.2% versus first quarter 2007. Payless aged inventory was slightly lower than last year and lower than the trailing 3-year first quarter average of aged inventory reflecting a clean inventory position.

Capital expenditures for first quarter 2008 totaled $42.7 million versus $55.7 million in the prior year period. The decline was due primarily to investments last year in store technology and supply chain. During the first quarter, Collective Brands added 43 new stores (34 Payless and 9 Stride Rite), closed 25 stores (24 Payless and 1 Stride Rite), and relocated 30 stores (27 Payless and 3 Stride Rite).

Retail Store Counts   1st Quarter 2008  4th Quarter 2007  1st Quarter 2007
-------------------   ----------------  ----------------  ----------------
Payless ShoeSource               4,562             4,552             4,564
Stride Rite                        348               340               325
Total Stores                     4,910             4,892             4,889

Note: The Stride Rite stores in 1st quarter 2007 are not included in Collective Brands store counts because Collective Brands did not own these stores at the time.

On May 5, 2008, a jury returned a verdict against Payless ShoeSource in the aggregate amount of $304.6 million in connection with its litigation with adidas. Collective Brands believes that the verdict was excessive, unjustified and the product of legal error. The Company is expeditiously taking steps to protect its legal rights, but there can be no assurances that its efforts will be successful. During the first quarter of 2008, the Company recorded a $30.0 million pre-tax loss contingency reserve in connection with its litigation. Although the likelihood of further losses and the ultimate amount of any such losses are not reasonably determinable at this time, the actual resolution of the litigation may result in a reversal of the loss or in further losses which could be material.

Outlook for Collective Brands

--  Collective Brands anticipates an operating profit growth rate in the mid-teens over time.  This long-term goal is predicated on low-single-digit comparable store sales growth.  In the next three-to-six months, the
    Company anticipates that comparable store sales growth may be below its long-term goal.  Collective Brands intends to mitigate the anticipated near-
    term sales environment with prudent inventory control and expense management.

--  Excluding the impact of purchase accounting, the Stride Rite acquisition is expected to be accretive to earnings in 2008 as Stride
    Rite's operating profit contribution including synergies is expected to exceed the incremental interest expense.  Due to the impact of purchase accounting, the Stride Rite acquisition is not expected to be earnings per share accretive in 2008 on a GAAP basis.

--  Capital expenditures in 2008 are expected to total approximately $130 million.

--  The 2008 effective tax rate is expected to be approximately 16%
    excluding discrete events associated with the resolution of outstanding tax audits.

--  Depreciation and amortization in 2008 is expected to total approximately $145 million, due to greater investments in supply chain and stores in recent years as well as the 2007 acquisition of Stride Rite.

About Collective Brands and Forward-Looking Statements

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

This release contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. Statements including the words "expected," "should," or variations of such words and similar expressions are forward-looking statements. We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our business include, but are not limited to, the following: outcomes of litigation; the inability to renew material leases, licenses, or contracts upon their expiration; changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the suppliers and; changes in existing or potential duties, tariffs or quotas and the application thereof; changes in relationships between the United States and foreign countries as well as between foreign countries; changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom we source are located or in which we operate stores or otherwise do business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; litigation including intellectual property and employment litigation; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire, train and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores; performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism or war; strikes, work stoppages and/or slowdowns by unions that play a significant role in the manufacture, distribution or sale of product; congestion at major ocean ports; changes in commodity prices such as oil; and changes in the value of the dollar relative to the Chinese Yuan and other currencies. See also "Risk Factors" in the Company's Form 10-K for the year ended February 2, 2008. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We do not undertake any obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the company's accounting policies as described in the Company's 2007 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification and adjustments and should be read in conjunction with the 2007 Annual Report to Shareowners. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

(1) This release contains certain non-GAAP financial measures. In particular, Collective Brands provides historic diluted earnings per share, net income, and gross margin excluding the impact of a litigation charge and the flow through of inventory recorded at fair value, which are non-GAAP financial measures. These measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help understand underlying performance trends in Collective Brands business and provide useful information to both management and investors by excluding certain items that are not indicative of Collective Brands core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Please see the reconciliations of the non-GAAP financial measures for the quarter.

(2) As described in Collective Brands' 2007 Form 10-K, comparable store sales include Payless stores in the United States, Canada, Puerto Rico, Guam, and Saipan. Latin America is excluded.

                          COLLECTIVE BRANDS, INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS
                                (UNAUDITED)

(Dollars and shares in millions, except per share     13 Weeks   13 Weeks
 data)                                                  Ended      Ended
                                                      ---------  ---------
                                                        May 3,     May 5,
                                                        2008       2007
                                                      ---------  ---------

Net sales                                             $   932.4  $   728.6

Cost of sales                                             627.3      459.7

                                                      ---------  ---------
Gross margin                                              305.1      268.9

Selling, general and administrative expenses              263.8      209.9

Restructuring charges                                       0.1        0.2

                                                      ---------  ---------
Operating profit from continuing operations                41.2       58.8

Interest expense                                           18.5        4.8

Interest income                                            (1.3)      (4.7)

                                                      ---------  ---------
Earnings from continuing operations before income
 taxes and minority interest                               24.0       58.7

Provision for income taxes                                  2.3       18.8

                                                      ---------  ---------
Earnings from continuing operations before minority
 interest                                                  21.7       39.9

Minority interest, net of income taxes                     (1.6)      (0.9)

                                                      ---------  ---------
Net earnings from continuing operations                    20.1       39.0

Loss from discontinued operations, net of
 income taxes and minority interest                        (0.4)      (0.1)

Net earnings                                          $    19.7  $    38.9
                                                      =========  =========

Basic earnings per share:
     Earnings from continuing operations              $    0.32  $    0.60
     Loss from discontinued operations                    (0.01)         -
                                                      ---------  ---------
Basic earnings per share                              $    0.31  $    0.60
                                                      =========  =========

Diluted earnings per share:
     Earnings from continuing operations              $    0.32  $    0.59
     Loss from discontinued operations                    (0.01)         -
                                                      ---------  ---------
Diluted earnings per share                            $    0.31  $    0.59
                                                      =========  =========

Basic weighted average shares outstanding                  62.9       64.7

Diluted weighted average shares outstanding                63.3       66.0

                          COLLECTIVE BRANDS, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                               (UNAUDITED)

                                          MAY 3,      MAY 5,    FEBRUARY 2,
(dollars in millions)                      2008        2007        2008
                                        ----------  ----------  ----------

ASSETS:

Current assets:
    Cash and cash equivalents           $    231.4  $    321.4  $    232.5
    Short-term investments                       -         6.1           -
    Restricted cash                              -         2.0           -
    Accounts receivable, net                 111.7         6.6        86.1
    Inventories                              481.5       381.7       470.1
    Prepaid expenses                          63.1        44.2        93.4
    Current deferred income taxes             36.5        16.2        23.8
    Other current assets                      40.5        12.6        31.5
    Current assets of discontinued
     operations                                1.0         1.1         0.8
                                        ----------  ----------  ----------
Total current assets                         965.7       791.9       938.2

Property and Equipment:
    Land                                       9.3         6.5         9.3
    Property, buildings and equipment      1,467.5     1,284.8     1,440.1
    Accumulated depreciation and
     amortization                           (920.8)     (848.6)     (898.4)
                                        ----------  ----------  ----------
    Property and equipment, net              556.0       442.7       551.0

Intangible assets, net                       553.3        95.9       559.5

Goodwill                                     321.7        40.1       321.0

Deferred income taxes                          1.1        43.9         1.5

Other assets                                  44.2        18.2        44.0
                                        ----------  ----------  ----------

TOTAL ASSETS                            $  2,442.0  $  1,432.7  $  2,415.2
                                        ==========  ==========  ==========

LIABILITIES AND EQUITY:

Current liabilities:
    Current maturities of long-term
     debt                               $      7.4  $      0.3  $      7.4
    Notes payable                                -         2.0           -
    Accounts payable                         196.2       157.5       200.9
    Accrued expenses                         210.4       156.0       203.5
    Current liabilities of discontinued
     operations                                1.9         2.1         1.3
                                        ----------  ----------  ----------
Total current liabilities                    415.9       317.9       413.1

Long-term debt                               913.1       201.7       914.9
Other liabilities                            249.4       175.1       254.2
Deferred income taxes                        115.2         0.2       112.9
Minority interest                             18.2        12.6        17.2

Total shareowners' equity                    730.2       725.2       702.9
                                        ----------  ----------  ----------

TOTAL LIABILITIES AND SHAREOWNERS'
 EQUITY                                 $  2,442.0  $  1,432.7  $  2,415.2
                                        ==========  ==========  ==========

                          COLLECTIVE BRANDS, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)

                                        Qtr Ended   Qtr Ended   Year ended
                                        ----------  ----------  ----------
                                          May 3,      May 5,    February 2,
(dollars in millions)                      2008        2007        2008
                                        ----------  ----------  ----------

OPERATING ACTIVITIES:
Net earnings                            $     19.7  $     38.9  $     42.7
  Loss from discontinued operations,
   net of income taxes and minority
   interest                                    0.4         0.1           -
  Adjustments for non-cash items
   included in net earnings:
        Loss on impairment and disposal
         of assets                             1.7         2.6         7.2
        Depreciation and amortization         35.1        24.5       117.3
        Provision for losses on
         accounts receivable                   0.5           -         1.5
        Share-based compensation
         expense                               4.1         3.1        14.6
        Deferred income taxes                (13.9)       (1.3)      (25.1)
        Minority interest, net of
         income taxes                          1.6         0.9         7.7
        Income tax benefit from
         share-based compensation                -         1.2         2.6
        Excess tax benefits from
         share-based compensation                -        (1.2)       (2.4)
        Interest income on
         held-to-maturity investments            -        (0.5)       (0.6)
Changes in working capital:
        Accounts Receivable                  (26.2)       (2.8)       12.7
        Inventories                          (11.8)      (18.6)       80.6
        Prepaid expenses and other
         current assets                       21.2        10.2       (23.5)
        Accounts payable                      (0.2)      (27.4)      (42.0)
        Accrued expenses                      10.3       (14.2)      (30.7)
Other assets and liabilities, net              4.0         5.9        31.5
Contributions to pension plans                (1.6)          -        (0.8)
Net cash used in discontinued
 operations                                      -        (0.1)       (0.5)
                                        ----------  ----------  ----------

Cash flow provided by operating
 activities                                   44.9        21.3       192.8
                                        ----------  ----------  ----------

INVESTING ACTIVITIES:
Capital expenditures                         (42.7)      (55.7)     (167.4)
Restricted Cash                                  -           -         2.0
Proceeds from the sale of property and
 equipment                                     0.2         0.1         2.9
Intangible asset additions                       -           -        (0.6)
Purchases of investments                         -        (6.1)       (6.1)
Sales and maturities of investments              -        90.5        96.7
Acquisition of businesses, net of cash
 acquired                                        -       (91.5)     (877.7)
                                        ----------  ----------  ----------

Cash flow used in investing activities       (42.5)      (62.7)     (950.2)
                                        ----------  ----------  ----------

FINANCING ACTIVITIES:
Repayment of notes payable                       -           -        (2.0)
Issuance of debt                                 -           -       725.0
Repayment of debt                             (1.8)       (0.1)      (55.3)
Payment of deferred financing costs           (0.1)          -       (12.7)
Issuances of common stock                      0.3         3.2         8.7
Purchases of common stock                     (0.3)      (15.3)      (48.4)
Excess tax benefits from share-based
 compensation                                    -         1.2         2.4
Contributions by minority owners               0.5           -           -
Distribution to minority owners               (1.2)          -        (2.4)
                                        ----------  ----------  ----------

Cash flow (used in) provided by
 financing activities                         (2.6)      (11.0)      615.3
                                        ----------  ----------  ----------

Effect of exchange rate changes on cash       (0.9)        2.4         3.2

Decrease in cash and cash equivalents         (1.1)      (50.0)     (138.9)

Cash and cash equivalents, beginning of
 year                                        232.5       371.4       371.4
                                        ----------  ----------  ----------
Cash and cash equivalents, end of
 period                                 $    231.4  $    321.4  $    232.5
                                        ==========  ==========  ==========

                          COLLECTIVE BRANDS, INC.
  RECONCILIATION OF GAAP TO NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF
                                 EARNINGS
                 FOR THE THIRTEEN WEEKS ENDED MAY 3, 2008
                                (UNAUDITED)

(Dollars and shares in millions,
 except per share data)

                                          Non-GAAP
                       As    Adjustment    Basis     Adjustment
                    Reported    For       Excluding     For
                      (GAAP  Litigation   Litigation  Inventory   Non-GAAP
                     Basis)    Charge       Charge    Step-up       Basis
                    --------  ---------   ----------  ---------   --------

Net sales           $  932.4  $       -   $    932.4  $       -   $  932.4

Cost of sales          627.3      (30.0)(a)    597.3       (3.5)(c)  593.8

                    --------  ---------   ----------  ---------   --------
Gross margin           305.1       30.0        335.1        3.5      338.6

Selling, general
 and administrative
 expenses              263.8          -        263.8          -      263.8

Restructuring
 charges                 0.1          -          0.1          -        0.1

                    --------  ---------   ----------  ---------   --------
Operating profit
 from continuing
 operations             41.2       30.0         71.2        3.5       74.7

Interest expense        18.5          -         18.5          -       18.5

Interest income         (1.3)         -         (1.3)         -       (1.3)

                    --------  ---------   ----------  ---------   --------
Earnings from
 continuing
 operations before
 income taxes and
 minority interest      24.0       30.0         54.0        3.5       57.5

Provision for
 income taxes            2.3        7.5(b)       9.8        1.0(d)    10.8

                    --------  ---------   ----------  ---------   --------
Earnings from
 continuing
 operations before
 minority interest      21.7       22.5         44.2        2.5       46.7

Minority interest,
 net of income
 taxes                  (1.6)         -         (1.6)         -       (1.6)

                    --------  ---------   ----------  ---------   --------
Net earnings from
 continuing
 operations             20.1       22.5         42.6        2.5       45.1

Loss from
 discontinued
 operations, net of
 income taxes and
 minority interest      (0.4)         -         (0.4)         -       (0.4)

                    --------  ---------   ----------  ---------   --------
Net earnings        $   19.7  $    22.5   $     42.2  $     2.5   $   44.7
                    ========  =========   ==========  =========   ========

Basic earnings per
 share:
     Earnings from
      continuing
      operations    $   0.32  $    0.36   $     0.68  $    0.04   $   0.72
     Loss from
      discontinued
      operations       (0.01)         -        (0.01)         -      (0.01)
                    --------  ---------   ----------  ---------   --------
Basic earnings per
 share:             $   0.31  $    0.36   $     0.67  $    0.04   $   0.71
                    ========  =========   ==========  =========   ========

Diluted earnings
 per share
     Earnings from
      continuing
      operations    $   0.32  $    0.36   $     0.68  $    0.04   $   0.72
     Loss from
      discontinued
      operations       (0.01)         -        (0.01)         -      (0.01)
                    --------  ---------   ----------  ---------   --------
Diluted earnings
 per share          $   0.31  $    0.36   $     0.67  $    0.04   $   0.71
                    ========  =========   ==========  =========   ========

Basic weighted
 average shares
 outstanding            62.9       62.9         62.9       62.9       62.9

Diluted weighted
 average shares
 outstanding            63.3       63.3         63.3       63.3       63.3

Notes to adjustments:

  (a) Represents the litigation charge.

  (b) Impact of litigation charge on the first quarter 2008 GAAP income tax provision.

  (c) Represents the flow through of Stride Rite inventory recorded at fair value.

  (d) Impact of the flow through of Stride Rite inventory recorded at fair value on the first quarter 2008 GAAP income tax provision.

Contact:
James Grant
(785) 559-5321